UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 19, 2005

Date of Earliest Event Reported: September 13, 2005

INTERNATIONAL PAPER COMPANY

(Exact name of registrant as specified in its charter)

New York	1-3157	13-0872805
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Atlantic Street

Stamford, Connecticut 06921

(Address and zip code of principal executive offices)

203-541-8000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 16, 2005, International Paper Container Holdings (Spain) S.L., a wholly-owned subsidiary of International Paper Company (the “Company”) announced that it had signed a share purchase agreement to acquire a majority share of Compagnie Marocaine des Cartons et des Papiers (“CMCP”), a leading Moroccan corrugated packaging company. Under the terms of the planned investment, the Company will acquire approximately 65 percent of CMCP, for approximately $80 million cash plus assumed debt of approximately $40 million. The Company expects to close the transaction before the end of 2005.

A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated by reference herein.

ITEM 8.01	OTHER EVENTS

As discussed in Note 9 to the Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, the Company is being audited by various taxing authorities for the tax periods 1995 through 2003. The Company has reached agreement with the U.S. Internal Revenue Service concerning its 1997 through 2000 federal income tax audit. As a result, in the third quarter of 2005 the Company will record a one-time income tax benefit currently estimated at approximately $500 million for the reversal of tax and related interest reserves that are no longer required and will make a cash payment to the IRS of approximately $160 million, including interest.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

Exhibit 99.1: Press Release of International Paper Company, dated September 16, 2005

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 19, 2005	INTERNATIONAL PAPER COMPANY
(Registrant)

	By:	/s/ ANDREA L. DULBERG
	Name:	Andrea L. Dulberg
	Title:	Assistant Secretary